Exhibit 99.1

Contact: Alex Fardon, Harwell Howard Hyne Gabbert & Manner, P.C.
Phone: (615) 251-1062

NHI Announces Settlements in Nonprofit Lawsuits

MURFREESBORO, Tenn. -- National Health Investors, Inc., (NYSE:NHI), National HealthCare Corporation (NYSE MKT: NHC, NHC.PRA), the court-appointed Receiver for two Tennessee nonprofits, SeniorTrust of Florida, Inc., ("SeniorTrust") and ElderTrust of Florida, Inc., ("ElderTrust), and the Tennessee Attorney General announced today that they have agreed to resolve a long-standing dispute that has been the subject of litigation. The resolution of the litigation, together with the Receiver's sale of 14 nursing homes and liquidation of the nonprofits' assets, will ultimately result in approximately $40M for charitable purposes in Tennessee.

The Tennessee Attorney General had previously asked the Davidson County Chancery Court to place both of these nonprofits in receivership. The Receiver subsequently filed suit against National Health Investors, Inc. ("NHI") and National HealthCare Corporation ("NHC").

NHI helped to establish SeniorTrust and ElderTrust, two Tennessee 501(c)(3) nonprofit corporations, in 2000. Between 2001 and 2004, NHI sold a group of skilled nursing facilities in Missouri and Kansas to SeniorTrust and a group of skilled nursing facilities in Massachusetts and New Hampshire to ElderTrust. The Receiver's primary dispute with NHI concerned the financial terms on which NHI had sold and financed the purchase of the facilities to the nonprofit.

In 2007, NHC acquired the lease of a long-term care facility in Chattanooga, Tennessee, known as Standifer Place from SeniorTrust. The Receiver's primary dispute with NHC concerned the financial terms on which NHC acquired the lease.

The Receiver for SeniorTrust and ElderTrust claimed that the financial terms of the various transactions with NHI and NHC were unfair to the nonprofits, a claim NHI and NHC disputed.

As part of the negotiated resolution, NHI will discount amounts it claims remain due from SeniorTrust and ElderTrust. SeniorTrust and ElderTrust will pay those discounted amounts, and NHI will acquire ElderTrust's skilled nursing facilities in Massachusetts and New Hampshire.

NHC has managed the skilled nursing facilities owned by SeniorTrust and ElderTrust since the facilities were acquired from NHI. As part of the negotiated resolution, NHC paid additional amounts to resolve the Receiver's claims. As a result of the settlement, NHC also has agreed to lease from NHI the seven skilled nursing facilities in Massachusetts and New Hampshire which were formerly owned by ElderTrust.

The Office of the Tennessee Attorney General, which oversees Tennessee nonprofits, expressed satisfaction with the settlement of these disputes, which is subject to approval by the court in which the receiverships are pending. “We believe this settlement is in the best interest of the public and upholds the appropriate use of Tennessee charities.” said Attorney General Bob Cooper. “The Court will ultimately determine how these funds can be used for charitable purposes, and the Office of the Attorney General will seek and welcome public input in that process.”

National Health Investors, Inc. is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI's investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.
Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's website at http://www.sec.gov or on NHI's website at http://www.nhireit.com.